Exhibit 10.9
LICENSING AGREEMENT
NUTRACEUTICAL STANDARDS
THIS AGREEMENT is made and entered into by and between The University of Mississippi, an education and research institution chartered under the laws of the State of Mississippi, with a principal address at University, Mississippi 38677 (“UNIVERSITY”) and ChromaDex, Inc. an incorporated company with a principal address at 8 Garzoni Aisle, Irvine California, 92606 (“CHROMADEX”).
RECITALS
1. UNIVERSITY leads a program of natural products discovery, development and commercialization, and its National Center for Natural Products Research is the nation’s only university-based research center dedicated to an integrated program of discovering, developing and commercializing new pharmaceuticals and agrochemicals derived from natural sources.
2. UNIVERSITY has developed and owns rights to Know-how, data, methods of analysis, trade secrets, technology, skill, and experience relating to the scientific investigation, extraction, purification of chemical constituents, analysis and development of reference standards from a wide variety of natural product sources which, to the extent not disclosed in issued patents, are confidential and proprietary.
3. CHROMADEX is a company engaged in the development, marketing and selling of reference standards for the Nutraceutical market and the identification and isolation of the constituents thereof and methodologies related thereto, and is interested in obtaining from UNIVERSITY an exclusive license to the Technology herein defined in the USA and foreign countries.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements of the parties contained in this Agreement, the parties agree as follows:
ARTICLE I
DEFINITIONS
As used in this Agreement, the following terms will have those meanings set forth in this Article unless the context dictates otherwise:
1.01 “Effective Date of this Agreement” means December 31, 1999.
1.02 “Technology” means any and all information, and all patentable and non-patentable inventions, discoveries, improvements, claims, formulae, trade secrets, processes, methods, data and Know-how developed, conceived, first reduced to practice or demonstrated to have utility by or on behalf of UNIVERSITY on the compounds specified in the Research Project as detailed in Appendix A that relates to the extraction, isolation and purification of chemical constituents for use as reference standards and for the further purification or characterization of reference standards acquired from other sources. “Methods Technology” means all methods, processes and related data and Know-how included in the Technology, and “Products Technology” means all reference standards developed included in the Technology. Excluded from Technology are any and all information, and all patentable and non-patentable inventions, discoveries, improvements, claims, formulae, trade secrets, processes, methods, data and Know-how developed, conceived, first reduced to practice or demonstrated to have utility by or on behalf of UNIVERSITY on the compounds specified in the Research Project as detailed in Appendix A that relates to the research and development of new pharmaceutical or agrochemical ingredients or products.
1.03 “Affiliate” means any corporation, company, partnership, joint venture or other entity that controls, is controlled by or is under common control with CHROMADEX. For the purposes of this definition, “control” means the direct or indirect ownership of at least fifty percent (50%), or such lesser amount that is the maximum percentage allowed by applicable law, of the shares entitled to vote or of the ownership Interest.
1.04 “Field of Use” means the use of the Methods Technology for the identification, isolation and purification of chemical constituents for use as reference standards, and the commercialization thereof; and the development, manufacture, marketing and other commercialization of the Products Technology.

1.05 “Territory” means the entire world.
1.06 “Reference Standard” means any material sold for the purposes of providing a material in a purified or semi-purified form for use in analytical testing of materials from other sources.
1.07 “Licensed Standard” means any Reference Standard or part thereof originating directly from the conduct of the Research Project as detailed in Appendix A that (a) uses in whole or in part any information covered in the UNIVERSITY Know-how or any issued, unexpired claim or pending claim contained in the patent rights in the country in which any such standard or part thereof is made, used or sold; or (b) is covered in whole or in part or is manufactured using a process or is employed to practice a process covered in the UNIVERSITY Know-how or any issued, unexpired claim or pending claim contained in the Patent Rights in the country in which any such Reference Standard or part thereof is made, used or sold.
1.08 “Gross Sales” means the gross receipts from the sale of Licensed Standards by CHROMADEX, and its Affiliates, less allowances for:
(a)	any cash, trade or quantity discounts;

(b)	sales taxes, duties or similar taxes or levies;

(c)	returns and replacements.
Licensed Standards will be considered “sold” when billed out or invoiced.
1.09 “Net Profits” shall be determined on a quarterly basis as follows: Net Profits shall equal the gross revenues of CHROMADEX for such fiscal quarter less all costs and expenses directly associated with the generation of revenue; provided, however, that depreciation and amortization shall not be a deduction, and capital expenditures, debt service payments of principal and interest and tax payments shall be deductions in calculating Net Profits for such quarter.
1.10 “Know-how” means all existing information, materials and devices, whether or not patented or patentable, pertaining to the claims that describe the Technology and any related patent rights that are owned or controlled by UNIVERSITY or its affiliates as of the date of this Agreement and all of the above developed by UNIVERSITY and delivered by UNIVERSITY to CHROMADEX during the term of the Research Project funded by CHROMADEX as detailed in Appendix A.

1.11 “UNIVERSITY Personnel” means any University of Mississippi employee, student, or independent contractor, including any consultant under obligation of confidentiality to UNIVERSITY.
1.12 “CHROMADEX Personnel” means any CHROMADEX employee or independent contractor, including any consultant under obligation of confidentiality to CHROMADEX.
1.13 “Research Project” means the project conducted by UNIVERSITY under a grant from CHROMADEX as detailed in Appendix A to develop specific botanical reference standards that is incorporated herein by reference. The Research Project may be amended by mutual agreement in writing by both parties. An amendment to the Research Project will be attached as an amendment to this Agreement unless the scope of the Research Project has changed such that either party requests a separate licensing agreement to cover the intellectual property that may result from the amended research plan.
1.14 “Licensing Income” means payments made by CHROMADEX to UNIVERSITY in consideration of the license rights granted by UNIVERSITY to CHROMADEX to make, have made, use and sell Licensed Standards and Technology.
ARTICLE II
LICENSE
2.1 Grant. UNIVERSITY grants to CHROMADEX the exclusive right and license to Technology originating from the Research Project in the Territory for the Field of Use, and to the extent not prohibited by patents owned by third parties to make, have made, use and sell Licensed Standards and Technology until the end of the Term of this Agreement (as hereinafter defined) unless CHROMADEX’s rights under this Agreement are sooner terminated according to the terms hereof.

2.2 Reservation. UNIVERSITY reserves the right to practice Methods Technology and utilize Products Technology and Know-how for research and product development purposes outside the Field of Use, UNIVERSITY reserves the right to practice Methods Technology and utilize Products Technology and Know-how for its own research purposes.
2.3 Sublicenses. CHROMADEX will have the right to enter into sublicensing agreements for the rights, privileges and licenses granted hereunder during the Term of this Agreement subject to advanced written consent of the UNIVERSITY. Such written consent will not be unreasonably withheld or delayed. CHROMADEX agrees that any sublicenses granted by it will provide that the obligations to UNIVERSITY including Articles 4, 5, 6, 7, 8 and, 9 of this Agreement will be binding upon the Sublicensee as if it were a party to this Agreement. CHROMADEX agrees to forward to UNIVERSITY a full and complete copy of any and all sublicense agreements within ten (10) days of execution by the parties, which UNIVERSITY will treat as Confidential Information. Upon any termination of this Agreement, rights of any sublicensees will also terminate, subject to Paragraph 6.5 hereof.
2.4 Equity Position. CHROMADEX grants UNIVERSITY a two percent (2%) equity position in CHROMADEX based on the capitalization of CHROMADEX as of the date hereof, as set forth in Appendix B which is incorporated herein by reference. In any transaction under which CHROMADEX’ capital stock is issued, CHROMADEX shall issue additional shares to UNIVERSITY at no cost, such that UNIVERSITY’s capital stock shall be undiluted until CHROMADEX has issued capital stock at a valuation of at least four million dollars ($4,000,000), but in any case UNIVERSITY’s capital stock shall not be treated in a manner less favorable than the capital stock of the founders. UNIVERSITY will accomplish vesting in the equity position by the completion of the specific milestone activities agreed to by both parties as defined in Appendix B, which is incorporated herein by reference. Should UNIVERSITY be unable to complete the milestones stipulated in Appendix B due to the lack of availability of, or delay in providing the raw materials that are to be supplied by CHROMADEX, then the parties will negotiate in good faith a modification of the milestone deadlines, which they will then agree to in writing.

2.5 Licensing Income. In addition to the Equity Position stipulated in Paragraph 2.4 hereof, CHROMADEX will pay UNIVERSITY on a quarterly basis twenty-five (25) percent of the Net Profits of the company, including revenue generated by CHROMADEX from business activities outside the sale of Licensed Standards and Technology, or two (2) percent of the Gross Sales of the Licensed Standards and Technology whichever is greater, not to exceed a total annual payment of $325,000 per 12-month period until the total of such payments equals $487,500 and thereafter two (2) percent of the Gross Sales of the Licensed Standards. In addition to the two (2) percent payment referred to above on CHROMADEX’ Gross Sales, UNIVERSITY will be entitled to receive a “pass through royalty” (the “Pass Through Royalty”) of twenty (20) percent of all license fees, milestone payments, maintenance fees, and royalties received by CHROMADEX from sublicensees, but not in excess of two (2) percent of such sublicensees’ Gross Sales, and specifically excluding any payment to UNIVERSITY with regard to consideration received by CHROMADEX for research and development activities or the acquisition of securities of CHROMADEX. Payments will be paid by CHROMADEX within forty-five (45) days of the close of each quarter to The University of Mississippi, University, Mississippi 38677 or at such other places as UNIVERSITY may reasonably designate.
ARTICLE III
TECHNOLOGY TRANSFER, PUBLICATIONS AND INVENTIONS
3.0 Cooperation. UNIVERSITY agrees to provide assistance to CHROMADEX in the transfer of the methods, of preparing and analyzing the Licensed Standards and in presenting technical data at conferences and trade shows. The UNIVERSITY agrees to make Dr. Ikhlas Khan of UNIVERSITY available to CHROMADEX under the terms of a separate consulting agreement to be negotiated in good faith by both parties. Termination of the consulting agreement or Dr. Khan’s departure from UNIVERSITY is not a breach of this Agreement as described in Section 6.1.
3.1 Publications. UNIVERSITY will be free to publish or present any data generated on the Technology prior to the signing of this agreement. Both parties recognize that either party may wish to publish the results of its work under this Agreement. However, both parties recognize the importance of acquiring patent protection on inventions. Consequently, any proposed publication arising from work conducted under this Agreement by UNIVERSITY or CHROMADEX Personnel will comply with this section. At least thirty (30) days before a manuscript is to be submitted to a publisher, UNIVERSITY or CHROMADEX Personnel will provide the other party with a copy of the manuscript.

If UNIVERSITY or CHROMADEX Personnel wish to make an oral presentation, they will provide the other party with a copy of the abstract (if one is submitted) at least thirty (30) days before it is submitted. UNIVERSITY or CHROMADEX Personnel will also provide the other party with a copy of the text of the presentation, including all slides, posters, and any other visual aids, at least thirty (30) days before the presentation is made. CHROMADEX or UNIVERSITY will review the manuscript, abstract, or text to determine if patentable subject matter is disclosed. CHROMADEX or UNIVERSITY will notify the party that desires to publish within twenty-one (21) days of receipt of the proposed Publication if they determine that patentable subject matter is or may be disclosed, or if they believe confidential or proprietary information is or may be disclosed. If it is determined by CHROMADEX or UNIVERSITY that patent applications should be field, UNIVERSITY or CHROMADEX Personnel will delay its publication or presentation for a period not to exceed ninety (90) days from CHROMADEX’s or UNIVERSITY’s receipt of the proposed Publication to allow time for the filing of patent applications covering patentable subject matter. In the event that the delay needed to complete the filing of any necessary patent application will exceed the ninety (90) day period, UNIVERSITY or CHROMADEX Personnel will discuss with the party that desires to publish the need for obtaining an extension of the publication delay beyond the ninety (90) day period. The publication delay will not exceed 120 days from the date that the proposed publication was first submitted to CHROMADEX or UNIVERSITY for review, except that, by mutual agreement, as provided in this Section, this delay may be extended past the 120 day period for purposes of filing patent applications. If it is determined by CHROMADEX and UNIVERSITY that confidential or proprietary information is being disclosed, the parties will consult among themselves in good faith to arrive at agreement on mutually acceptable modifications to the proposed publication to avoid such disclosure.
3.2 Ownership of Inventions. It is recognized that inventions may be developed, conceived, first reduced to practice or demonstrated to have utility during the conduct of or arising from or resulting from the work conducted under the Research Plan. As a guide to allocation of ownership of such inventions, whether patentable or unpatentable, the parties agree that:
(a)	Inventions made solely by employees of CHROMADEX (“CHROMADEX Inventions”) shall be owned by CHROMADEX.

(b)	Inventions made solely by employees of UNIVERSITY (“University Inventions”) shall be owned by UNIVERSITY; and
(c)	Inventions made jointly by UNIVERSITY personnel and CHROMADEX personnel (“Joint Inventions”) will be jointly owned by UNIVERSITY and CHROMADEX. All UNIVERSITY Inventions and Joint Inventions shall constitute Technology hereunder licensed exclusively to CHROMADEX in accordance with the terms of this Agreement
ARTICLE IV
CONFIDENTIALITY
4.0 Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or as otherwise agreed to in writing, UNIVERSITY and CHROMADEX agree that any technical information, data and Materials which they exchange in connection with this Agreement will be treated as Confidential Information, and that each party will not use such Confidential Information for its own purposes except as permitted hereunder, nor disclose it to others, except to the extent that it can be established by the receiving party by competent proof that such Confidential Information:
(a) was a part of the public domain at the time of its disclosure to the receiving party; or
(b) became a part of the public domain after its disclosure to the receiving party, but not due to some unauthorized act by or omission of such party; or
(c) was already known to the receiving party, other than under an obligation of confidentiality at the time of disclosure by the other party, as evidenced by its written records; or
(d) was disclosed to the receiving party, other than under an obligation of confidentiality, by a third party who has the right to make such disclosure.

Not withstanding the foregoing, each party may disclose the other’s Confidential Information to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations or as required by other applicable laws, provided that if a party is required to make any such disclosure of the other party’s Confidential Information it will give reasonable advance notice to the other party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its best efforts to secure confidential treatment of such Confidential Information required to be disclosed.
4.1 Term. The confidentiality obligations under Section 4.0 will remain in effect during the Term of this Agreement and for a period of five years thereafter.
ARTICLE V
WARRANTY; INDEMNIFICATION; PATENT INFORCEMENT
5.0 Warranty. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, THE UNIVERSITY OF MISSISSIPPI, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY THE UNIVERSITY OF MISSISSIPPI THAT THE PRACTICE BY CHROMADEX OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE PATENT RIGHTS OF ANY THIRD PARTY. IN NO EVENT SHALL THE UNIVERSITY OF MISSISSIPPI, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER THE UNIVERSITY OF MISSISSIPPI SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY. UNIVERSITY WARRANTS THAT IT HAS NOT RECEIVED WRITTEN NOTICE OF INFRINGEMENT OF THE PATENT RIGHTS OF ANY THIRD PARTY.

5.1 Indemnification. CHROMADEX will defend, indemnify, and hold UNIVERSITY its trustees, officers and employees and Affiliates harmless from and against any and all claims, suits or demands for liability, damages, costs and expenses (including the costs and expenses of attorneys and other professionals) resulting from personal injury, product liability or property damage relating to or arising from the development, manufacture, use or sale of Licensed Standards or Technology by CHROMADEX, its Affiliates or its sublicensees.
5.2 UNIVERSITY Representation by Attorney General. In the event that UNIVERSITY seeks indemnification under Section 5.1, UNIVERSITY agrees to: (i) promptly inform CHROMADEX of any claim, suit or demand threatened or filed, (ii) jointly cooperate in the defense of any litigation or claims resulting there from, and (iii) cooperate as requested (at the expense of the indemnifying party) in the defense of the claim. However, nothing in this Section would prohibit the Office of the Attorney General of the State of Mississippi from providing legal representation to UNIVERSITY.
5.3 Patent Enforcement. CHROMADEX and/or its sublicensees will have the first right to institute patent infringement actions against third parties based on any applicable patent or patent application licensed under this Agreement. If CHROMADEX does not institute an infringement proceeding against an offending third party, UNIVERSITY will have the right, but not the duty, to institute such an action. The costs and expenses of any such action (including fees of attorneys and other professionals) will be borne by the party instituting the action, or if the parties elect to cooperate in instituting and maintaining such action, such costs and expenses will be borne by the parties in such proportions as they may agree in writing. Each party will execute all necessary and proper documents and take such action as will be appropriate to allow the other party to institute and prosecute such infringement actions. Any award paid by third parties as a result of such an infringement action (whether by way or settlement or otherwise) will be paid to the party who instituted and maintained such action, or, if both parties instituted and maintained such action, such award will be allocated among the parties in proportion to their respective contributions to the costs and expenses incurred in such action; except that if CHROMADEX institutes and maintains such action such an award, after deducting CHROMADEX’s out-of-pocket expenses for instituting and maintaining such an action, shall be considered Gross Sales for the purposes of determining royalties due to UNIVERSITY pursuant to Paragraph 2.5.

ARTICLE VI
TERM; TERMINATION
6.0 Term of Agreement. This Agreement will commence as of the Effective Date of this Agreement and all rights licensed to CHROMADEX hereunder shall last for twenty (20) years or until the last to expire patent which covers a Licensed Standard whichever is longer unless this Agreement is terminated by UNIVERSITY according to Sections 6.1 or 6.2. This Agreement may be extended by mutual agreement by both parties.
6.1 Termination by Breach. Either party may terminate this Agreement if the other party materially breaches it. The party claiming a material breach will give 60 days written notice of termination to the other party setting forth the alleged breach. If the party alleged to be breaching the Agreement does not cure the breach within such 60-day period, then the non-breaching party will have the right to terminate this Agreement by giving a second written notice to the breaching party of such termination, and such termination will be effective upon receipt of the second written notice. Any failure to cancel the Agreement or notify of any breach will not constitute a waiver by the aggrieved party of the right to terminate the Agreement for any other breach, whether or not similar.
6.2 Termination by UNIVERSITY. UNIVERSITY will have the right to terminate this Agreement if CHROMADEX fails to pay any amount of the payments due and payable under the terms of this Agreement. UNIVERSITY shall give written Notice of its decision to terminate this Agreement specifying the failure. Unless CHROMADEX has remedied such failure thirty (30) days after receipt of such Notice, this Agreement will be deemed to terminate as of the expiration of such thirty (30) day period.
6.3 Termination by CHROMADEX. CHROMADEX will have the right to terminate this Agreement at any time on six (6) months’ notice to UNIVERSITY, and upon payment of all amounts due UNIVERSITY through the effective date of the termination. Such termination by CHROMADEX will not affect the equity position of UNIVERSITY or Licensing Income owed UNIVERSITY by CHROMADEX or any sublicensees on the sale of Licensed Standards.

6.4 Payments After Termination. CHROMADEX will continue to pay UNIVERSITY all Licensing Income due UNIVERSITY on the sale of Licensed Standards and Technology.
6.5 Surviving Rights.
(a) Any termination under this Agreement will not relieve CHROMADEX or UNIVERSITY of any obligation or liability accrued hereunder prior to such termination, including specifically UNIVERSITY’S right to indemnification set forth in Section 5.1, CHROMADEX’S right and license to Licensed Standards, Technology, Patent Rights and Know How developed prior to the date of termination, and CHROMADEX’S obligation to continue to pay UNIVERSITY Licensing Income with respect thereto; nor rescind or give rise to any right to rescind anything done or any payments made or other consideration given hereunder prior to the time of such termination and will not affect in any manner any rights of either party arising out of this Agreement prior to such termination.
(b) Unless expressly provided to the contrary, the following provisions will survive the termination of this Agreement: Sections 2.4, 2.5, 3.1, 4, 5, 6, 7, 8 and 9 as well as any other provisions which by their intent or meaning are intended to have a validity beyond the termination of this Agreement.
6.6 Rights of Sublicensees After Termination. Upon termination of this Agreement for any reason, any sublicensee not then in default shall have the right to obtain a license from UNIVERSITY on the same terms as specified in this Agreement and University agrees to grant such licenses.
ARTICLE VII
ACCOUNTING; AUDITING
7.0 Accounting. CHROMADEX will deliver to UNIVERSITY within forty-five (45) days after the termination of each calendar quarter following the Effective Date of this Agreement, a true and accurate report in writing setting forth the Gross Sales of Licensed Standards and Technology, the Net Profits of CHROMADEX (until University has received payments pursuant to Section 2.05 totally to $487,500), and the amount of Licensing Income due to UNIVERSITY with respect to the previous calendar quarter by CHROMADEX. With each such report submitted, CHROMADEX will pay to UNIVERSITY the payments due and payable under this Agreement. If no payments are due, CHROMADEX will so report.

7.1 Auditing. CHROMADEX will keep, and will cause its Affiliates and sublicensees to keep, full, true and accurate books of account in accordance with current generally accepted accounting procedures containing all particulars that may be necessary for the purpose of showing the amounts payable to UNIVERSITY hereunder. Said books of account will be kept at CHROMADEX’s principal place of business or the principal place of business of the appropriate division of CHROMADEX to which this Agreement relates. Said books and the supporting data will be open at all reasonable times and on reasonable notice twice each calendar year for two (2) years following the end of the calendar year to which they pertain, to the inspection of UNIVERSITY or its agents for the purpose of verifying CHROMADEX’s milestone payments or compliance with other respects of this Agreement. Should such inspection lead to the discovery of a greater than five percent (5%) discrepancy to UNIVERSITY’s detriment, CHROMADEX will pay the full cost of such inspection; otherwise the cost will be borne by UNIVERSITY.
ARTICLE VIII
RESOLUTION OF DISPUTES
8.0 Mandatory Mediation. If CHROMADEX and UNIVERSITY are unable to reach agreement by negotiating in good faith concerning any matter under this Agreement, or if any other dispute arises under this Agreement, the parties agree to attempt to resolve the dispute themselves, and if they fail to do so, they agree that any dispute remaining hereunder will first be subject to a mandatory mediation process to occur not more than ninety (90) days after determination that an unresolved dispute has arisen, such mediation to be conducted in accordance with the commercial mediation rules of the American Arbitration Association.
ARTICLE IX
MISCELLANEOUS
9.0 Force Majeure. Neither party to this Agreement shall be liable for or be in breach of any provision hereof for any failure or delay on its part to perform any obligation (other than the obligation to make payments when due and except for any obligations either party may have in connection with the license rights granted pursuant to Section 1(d) above) under any provision of this Agreement because of an event of “force majeure”, including, but not limited to, any act of God, fire, flood, explosion, unusually severe weather, war, insurrection, riot, sabotage, labor unrest, strikes or work stoppages or any other cause whatsoever, whether similar or dissimilar to those enumerated herein, beyond any reasonable possibility of control of such party, if and only if the party affected shall have used all reasonable efforts under the circumstances to avoid such occurrence and to remedy it promptly if it shall have occurred.

9.1 Agency/Partnership. Nothing in this Agreement is to be construed or interpreted as creating an agency, joint venture, partnership, or similar relationship between UNIVERSITY, UNIVERSITY Personnel, and CHROMADEX and in no case will UNIVERSITY Personnel be deemed to be employees of CHROMADEX.
9.2 Public Announcements. Except as required by law, neither party will make any public announcement or press release concerning this Agreement or the subject matter of this Agreement without the prior written consent of the other party. Such written consent will not be unreasonably withheld or delayed. In the event of a required public announcement or press release, the party making such announcement will provide the other with a copy of the proposed text prior to such announcement.
9.3 Use of Name. Neither party will have any right to use the name or other designation of the other party for any purpose without the express written consent of such party, as appropriate.
9.4 Binding Effect. This Agreement will not be binding upon the parties until it has been signed below by or on behalf of each party, in which event it will be effective as of the Effective Date of this Agreement.
9.5 Assignment. Except as provided below, neither this Agreement nor any right or obligation arising hereunder may be assigned by either party, in whole or in part, without the prior written consent of the other party, provided that CHROMADEX, upon written notice to UNIVERSITY, may assign this Agreement to a subsidiary or affiliate, or to the purchaser of substantially all of its assets, or to another company with which CHROMADEX consolidates or is merged. This Agreement will be binding upon any assignor and, subject to the restrictions on assignment set forth in this Agreement will inure to the benefit of the successors and assigns of each of the parties hereto.

9.6 Amendment. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by both parties.
9.7 Waiver. No provision of this Agreement will be waived by any act, omission or knowledge of a party or its agents or employees, except by an instrument in writing expressly waiving such provision and signed by the waiving party.
9.8 Severability. If any provision of this Agreement is or becomes or is deemed invalid, illegal, or unenforceable in any jurisdiction, such provision will be deemed amended to conform to applicable laws so as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the parties, it will be stricken and the remainder of this Agreement will remain in full force and effect.
9.9 Notices. Any payment, notice, or other communication required or permitted to be made will be deemed given on the date personally delivered or mailed if sent to such party by hand delivery, facsimile (receipt verified), overnight courier (receipt verified) or certified or registered mail, postage prepaid, addressed to it at its address set forth below or to such other address as it will designate by written notice to the other party as follows:
In the case of UNIVERSITY, to:
Walter G. Chambliss, Ph.D.
Associate Director
National Center for Natural Products Research
School of Pharmacy
The University of Mississippi
University, Mississippi 38677

with a copy to:
Alice M. Clark, Ph.D.
Director
National Center for Natural Products Research
School of Pharmacy
The University of Mississippi
University, Mississippi 38677
In the case of CHROMADEX, to:
Frank Jaksch
CEO
ChromaDex, Incorporated
8 Garzone Aisle
Irvine, CA 92606
with a copy to:
Mark S. Germain
81 Main Street
White Plains, N.Y. 10601
9.10 Governing Law. This Agreement will be construed and the legal relations between the parties determined in accordance with the law of the State of Mississippi. The parties hereby irrevocably submit to the exclusive jurisdiction of any Mississippi State or Federal court sitting in the State of Mississippi. The parties hereby irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.
9.11 No Conflicts. Each of UNIVERSITY and CHROMADEX represent that they have executed no agreement that is in conflict with this Agreement, and agree that no option or license will be granted on any basis to any third party that is in conflict with this Agreement unless and until this Agreement is terminated.

9.12 Entire Understanding. This Agreement embodies the entire understanding of the parties and will supersede all previous communication, representations, or undertakings, either verbal or written, between the parties relating to the subject matter of this Agreement.
9.13 Headings. The Article and Section headings contained in this Agreement are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
9.14 Counterparts. This Agreement may be executed in two counterparts, either one of which need not contain the signature of more than one party, but both such counterparts will constitute the same agreement.
9.15 Due Authority. The persons executing this Agreement on behalf of UNIVERSITY and CHROMADEX represent and warrant that they are duly authorized to legally bind UNIVERSITY and CHROMADEX, respectively, to the terms and conditions of this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed by its legally authorized agent on the day and year indicated below.
THE UNIVERSITY OF MISSISSIPPI

/s/ Ronald F. Borne	Date:	8/14/00

Ronald F. Borne
Interim Vice Chancellor for Research

Acknowledged by:

/s/ Ikhlas Khan	Date:	8/11/00

Ikhlas Khan
Research Assistant Professor, National Center for Natural Products Research

/s/ Alice M. Clark	Date:	8/11/00

Alice M. Clark
Director, National Center for Natural Products Research

/s/ Robert D. Sindelar	Date:	8-17-00

Robert D. Sindelar, Ph.D., Interim Dean, School of Pharmacy

CHROMADEX

/s/ Frank Jaksch	Date:	8/22/00

Frank Jaksch
CEO

APPENDIX A
Research Grant

8 Garzoni Aisle Irvine, CA 92606 Phone: (949)955-3912 Fax: (949)955-3913 E-mail: chromadex@home.com
LETTER OF AWARD FROM CHROMADEX

Submitted to:	University of Mississippi
National Center for Natural Products Research

Proposal Title:	Isolation of Reference Compounds and Their Isolation Procedures

Investigator:	Dr. Ikhlas Khan

Amount Requested:	$525,000

Award Payment Terms:
6 Quarterly payments of $87,500
Award Payment Dates:
1)	January 15, 2000

2)	April 15, 2000

3)	July 15, 2000

4)	October 15, 2000

5)	January 15, 2001

6)	April 15, 2001
Dear Dr. Khan,
We are pleased to announce the acceptance, of your research proposal. ChromaDex is committed to the future of dietary supplement/natural product analysis and we believe that collaborations such as this will help push the natural products industry to the next level.
We look forward to working with the university and yourself over the next few years.

/s/ Frank L. Jaksch Jr.	12/7/99

Frank L. Jaksch Jr.	Date
President and CEO
ChromaDex, Inc.

A PROPOSAL
FROM THE UNIVERSITY OF MISSISSIPPI

SUBMITTED TO:	CHROMADEX

PROPOSAL TITLE:	Isolation of Reference Compounds and Their Isolation Procedure

PRINCIPAL INVESTIGATOR(S)/DEPARTMENT(S):

Dr. Ikhlas Khan
Department of Pharmacognosy
National Center for Natural Products Research

AMOUNT REQUESTED:	$525,000

CONTACTS:

For Administrative Matters:	For Fiscal Matters:

Ronald F. Borne, Ph.D.	Richard D. Douglas
Interim Vice Chancellor for Research	Chief Accountant
125 Old Chemistry	303 Martindale
University, MS 38677	University, MS 38677
(662) 915-7482	(662) 915-7045
Fax (662) 915-7577
SIGNATORIES:
Authorizing University Official:

/s/ Ikhlas Khan	662-915-7821	11/11/99

Principal Investigator(s)	Telephone Number(s)	Date

/s/ Ronald F. Borne		11/11/99

Ronald F. Borne, Ph.D.		Date
Interim Vice Chancellor for Research

ISOLATION OF REFERENCE COMPOUNDS AND THEIR ISOLATION PROCEDURE
RESEARCH PROPOSAL
The specific aims of the proposed research are:
a.	To isolate and supply the reference compounds (~ 500 mg each) that can be used as a marker for DIETARY SUPPLEMENTS/ NUTRACEUTICALS (see Table 1).
b.	To confirm the structure of the isolated (marker) compounds by utilizing physical and spectroscopic means.
c.	To validate the isolation/ analytical procedure for the isolated major (marker) compounds from each plant.
d.	To confirm structure and purity of existing reference standards provided by chromadex as needed
Plant Material/ Plant Extracts
The plant material/ crude extracts of the plants under investigation will be provided by CHROMADEX.
Isolation of Major (marker) Compounds
The initial separation of compounds will be obtained by using a sequence of solvent extraction and solvent partition to separate extracts into fractions which differ in polarity. For alkaloidal extraction, an acid-base partition procedure, as needed, will be utilized prior to further separation. Further purification of the semi-pure fractions will be typically achieved by large-scale column chromatography over silica gel (flash)/ alumina (A12O3), or gel permeation on Sephadex LH-20, depending on the nature of the compounds to be separated. The final purification as needed will be accomplished by Centrifugal Preparative Thin Layer Chromatography (using a Chromatotron®) and /or C-18 or C-8 coated silica (reverse-phase mode) columns. The purity of all the isolated compounds will be validated by HPLC and NMR spectrometry. The target purity for the standards will be 95% with a minimum acceptable purity of 85%. If the standard is below the target purity of 95%, the quality testing or characterization method will be very specific in establishing precise purity as well as identifying key “impurities” in the standard.

Structure Elucidation
All isolated major compounds will be subjected to thorough physical (melting points and optical rotations, [a]D) and spectral characterization (UV, IR, 1H and 13C NMR, and MS [EIMS/ CIMS]). All compounds will be identified unambiguously by using a 500 MHz 2D NMR spectroscopic techniques, notably COSY, HETCOR, HMQC, HMBC, NOESY, CCC2DQ etc., as needed and the data of all known compounds will be compared and verified with the relevant literature/ published values.
Specific Aims for the First Six Months Research-
The following four plants will be investigated for the isolation and characterization of major (marker) compounds during the first six months-
1- Echinacea species
2- Uncaria tomentosa (Cat’s claw)
3- Piper methysticum (Kava)
4- Silybum marianum (Milk thistle)
The initial research work will be focused on the isolation and characterization of the major compounds present in the four plants mentioned above. This will be done according to the methodology described above and a total of ten compounds will be supplied. Every effort will be made to target 1 gram of each marker but both parties are aware that the 1 gram target may not be achievable for certain markers. The minor compounds will also be isolated and their structures will be determined during the course of isolating the major constituents and their isolation procedure will also be optimized for future large-scale isolation work. The supply of the minor compounds in large quantities can not be guaranteed due to time and cost constraints, but a validated isolation method/ analytical scheme will be provided for all investigated plants.
The two major (marker) compounds, namely cichoric acid and echinacoside will be isolated initially from Echinacea species and will be supplied. In addition, any other major compound isolable from this plant will also be provided.
The oxindole alkaloids, namely isopteropodine, pteropodine, isomitraphylline, uncarine F, mitraphylline, speciophylline, rhynchophylline, isorhynchophylline and others from Uncaria tomentosa (cat’s claw) (Fam. Rubiaceae) will be isolated and only the major oxindole alkaloids, each around 500 mg, will be supplied. The non-alkaloidal constituents, ie. flavanoids, tritepenes and quinovic acid glycosides will also be isolated and all other major compounds will also be provided.
Likewise, constituents from kava (ie. kava-lactone from Piper methysticum) and Milk thistle (Silybum marianum) will be isolated and the major (marker) compounds will be supplied.

The isolation procedure for isolates will be revised and modified to make it more economical and easier for scale-up. We will be focussing on isolation, but we will explore other options to reach our goal economically by synthesizing certain markers or purchasing from different vendors and purify according to our purity criteria.
Furthermore we will make an effort to release marker compounds to Chromadex as they isolated and well characterized.
A report on progress of the project will be provided to Chromadex every two months.
Time Line
We expect that an eighteen month period, beginning on January 17, 2000 for 18 month period till June 16, 2001, will be required to accomplish the proposed work.
Budget
The total cost of this study will be $ 525,000 for eighteen months based on $350,000 for a year expenses, which includes personnel and supplies.

TABLE 1
LIST OF NUTRACEUTICALS FOR ISOLATION OF MARKER COMPOUNDS

Duration
Name of the Plants	(Months)	No. of Compounds

Echinacea angustifolia	1-6
Kava (Piper methysticum)	1-6
Milk thistle (Silybum marianum)	1-6
Cat’s claw (Uncaria tomentosa)	1-6
10 compounds

Feverfew (Tanactum parthenium)	7-12
Astraglus spp	7-12
Ginkqo biloba	7-12
Black cohosh (Cimicifuga racemosa)	7-12
10 compounds

Valariana officinalis	13-18
Ginseng root (Panax quinquefolum)	13-18
Dong quai (Angelica sinensis)	13-18
Siberian ginseng (E. senticosus)	13-18
10 compounds

No. of plants=12	Months=18	Compounds=30 (each around 500 mg)

APPENDIX B
MILESTONES FOR EQUITY VESTING
One-third vesting (0.67% equity position) at completion of first set of 10 licensed standards
Additional one-third vesting (total of 1.34% equity position) at completion of second set of 10 licensed standards
Additional one-third vesting (total of 2% equity position) at completion of third set of 10 licensed standards